UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 13, 2005

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed by Kana Software, Inc. (the “Company” or “KANA”) in its Form NT-10-K filed with the U.S. Securities and Exchange Commission on April 1, 2005, during the first quarter of 2005, KANA’s Audit Committee (the “Audit Committee”) completed an examination of certain of KANA’s internal controls relating to travel and entertainment expenses and implemented a series of measures designed to enhance its internal controls. This Current Report on Form 8-K sets forth additional information regarding this examination and these measures.

On December 9, 2004, the Audit Committee received a letter raising issues regarding certain travel and entertainment expense reimbursements and compliance with related policies and procedures. The Audit Committee, assisted by outside counsel, conducted a preliminary inquiry into the matters identified in the letter received on December 9, 2004. As a result of that preliminary inquiry, the Audit Committee determined that a further independent inquiry was necessary, and on January 5, 2005, engaged independent forensic accountants to conduct such an investigation. The Company’s management cooperated fully with the Audit Committee and its forensic accountants.

As a result of the investigation, the Audit Committee concluded that during the 2002—2004 period, KANA’s Chairman of the Board of Directors and Chief Executive Officer, Mr. Chuck Bay, had received reimbursement for approximately $137,000 in expenses that did not comply with Company policies, that lacked sufficient documentation, or that were otherwise erroneous or duplicative. The Audit Committee also concluded that certain other executive officers received travel, entertainment, and other expense reimbursements in lesser amounts that did not comply with Company policies, lacked sufficient documentation, or were otherwise erroneous or duplicative. The Audit Committee did not conclude that the excess reimbursements were the result of willful misconduct on the part of Mr. Bay, or any other KANA employee. Rather, the Audit Committee primarily attributed the excess reimbursements to the existence of multiple and inconsistent travel and entertainment policies, inadequate review of expense reimbursement requests and carelessness.

The Audit Committee has adopted various remedial measures, including a requirement that Mr. Bay and others immediately repay the amounts that the Audit Committee determined were inappropriate. Mr. Bay and the other individuals have repaid these amounts in full, except to the extent that certain of the individuals (other than Mr. Bay) have requested that the Audit Committee reconsider its determination as to some specific reimbursement items. The Audit Committee has also directed that management adopt of a single, comprehensive travel and entertainment reimbursement policy and implement enhanced procedures and controls for the submission and review of expense reimbursement requests. These measures have been implemented by management, and the Audit Committee will continue to monitor the effectiveness of these remedial measures. In addition, the independent directors determined that it would be advisable to separate the roles of Chairman of the Board of Directors and Chief Executive Officer. Accordingly, Mr. Bay has resigned from his position as Chairman of the Board of Directors, effective May 23, 2005, while retaining his positions as a director and as Chief Executive Officer.

Subject to the conclusion of the Company’s audit for its 2004 fiscal year, the Company has determined that the dollar amounts involved in the excess reimbursements were not material to the financial statements for 2002-2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ John Thompson
John Thompson Chief Financial Officer

Date: June 13, 2005